Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q3 2006 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Mar. 09. 2006 / 10:30AM PT

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CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - IR Director

Elden Smith

Fleetwood Enterprises, Inc. - President & CEO

Boyd Plowman

Fleetwood Enterprises, Inc. - EVP & CFO

Charley Lott

Fleetwood Enterprises, Inc. - EVP Housing Group

Andy Griffiths

Fleetwood Enterprises, Inc. - VP & Controller

Chris Braun

Fleetwood Enterprises, Inc. - EVP RV Group

Lyle Larkin

Fleetwood Enterprises, Inc. - VP & Treasurer

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital Markets - Analyst

Barbara Allen

Avondale Partners - Analyst

Ian Zaffino

Oppenheimer Funds - Analyst

Paul Miller

Sidoti & Co. - Analyst

Derek Lender

Jefferies & Co. - Analyst

Pamela Brown

Gabelli - Analyst

Chris Cook

Zazove - Analyst

Joe Gagan

Atlantic Equity - Analyst

Joanie Jensen

McMahan Securities - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Fleetwood Enterprises Inc. third-quarter fiscal 2006 financial results conference call. At this time, all participants are in listen-only mode. And later we will conduct a question-and-answer session. I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

Kathy Munson - Fleetwood Enterprises, Inc. - IR Director

Thank you, Adam. Good day and welcome to Fleetwood Enterprises’ conference call for the third quarter of fiscal 2006. I’m Kathy Munson, Director of Investor Relations. First, we hope that all of you have accessed via the Internet or facsimile today’s news release announcing Fleetwood results for the third quarter ended January 29, 2006. The Company 10-Q was also filed today.

This call is being broadcast live over the Internet at StreetEvents.com and earnings.com and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped. If you have any questions about accessing any this information, please call the PondelWilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference as it relates to future plans, events or performance are forward-looking statements and are being made against the backdrop of the SEC’s Safe Harbor rules. These statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in Company’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that might result from changing circumstances or unanticipated events.

With that in mind, let’s move onto today’s call with Elden Smith, President and Chief Executive Officer and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Chris Braun, Executive Vice President of the RV Group; Charley Lott, Executive Vice President of the Housing Group; Lyle Larkin, Vice President and Treasurer, and Andy Griffiths, Vice President and Controller. I will now turn the call over to Elden Smith. Elden?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you, Kathy. It is a pleasure to welcome all of you to our third-quarter fiscal 2006 conference call. I have been back with Fleetwood for a year now. It seems appropriate to provide a progress report on changes in our Company, as well as to give you our third-quarter report.

A year ago looking in from the outside, I felt the Company had been pursuing two ill-conceived initiatives, both of which needed to be addressed immediately. The first was a change the Company had made in the organization from a decentralized organization focused on decisions being made close to the customer to a functional, more centralized organization. The second was expansion into businesses where we had little or no expertise, businesses that had become costly distractions at a time when the Company had to be focused on its core businesses — manufactured homes and recreational vehicles. After returning, I felt that, among other things, there were also personnel and compensation matters that needed immediate attention. So after a year, what have we accomplished?

We have put the focus back on products first and foremost. We have sold, divested or discontinued costly activities that were not directly related to manufactured housing or recreational vehicles. Where needed, we have brought in new experienced management and refocused associates in other areas. We changed management incentive compensation, converting $20 million from a largely fixed cost to a variable cost based on business unit operational results, focusing management on the importance of profitability. We have reduced the number of corporate officers from 24 to 11 and pushed authority and responsibility further down in the organization closer to our customers wherever possible. We have reorganized operations with three regional divisions in Housing and three distinct operating divisions in the RV Group: motor homes, travel trailers and folding trailers. And we have reduced our employee count by more than 15% or 2,100 associates.

As a result of these initiatives, a number of people have moved into more precisely defined positions where we expect them to develop a greater depth of expertise and to be more responsive to our Company’s needs and our customers’ expectations. For instance, salespeople who previously represented a full range of products might now only have one to three brands to sell. With this change, they will not only know their Fleetwood product inside and out, but also be experts on our competitors’ products. They will train dealers on the advantages of Fleetwood’s offerings and report to sales management and product development any advantages that our competitors might have. As a result, we anticipate we will become more competitive in each of our business units through better utilization of the abilities of our associates. As you might expect, many of these initiatives take time and are still gaining momentum, as many of our people are learning new aspects of their job.

In addition, new products and new product lines must be developed and the dealers need to be acquainted with our new products and services. Over time, these moves will not only enable us to reduce our cost structure, but also enhance our revenues and our market share.

We see many areas for cost reductions. Among the most visible are, first, our labor costs, which have suffered in past quarters from inefficiencies due to plant consolidations and complex production runs, particularly in travel trailers. This was complicated by an excessive across-the-board wage rate increase that was implemented in all plants 15 months ago. Although it may be difficult to achieve the consistency of production and efficiencies that we enjoyed in the third quarter during the FEMA production, those results are a good indication of the potential of this operation through improved product engineering and sound production planning.

Second, our warranty and service costs. These will decline as we reduce the inefficiencies and costs of centralized service, reduce the complexity of our production runs in travel trailer plants and implement more quality control processes in all of our plants.

And third, our SG&A expenses, where we continue to pursue ways to support our operations and our dealers more cost effectively.

Shortly after the close of the third quarter, we announced the reopening of our Edgerton, Ohio, travel trailer plant. This is one of the moves we have made to address the product manufacturing complexity issue mentioned earlier. When the plant was closed in 2004, the products that were built there were moved to two nearby plants without dropping any product lines or models. This meant that the surviving plants were expected to build a very diverse complicated mix of products. It could not be done efficiently.

As the FEMA units have illustrated so well, consistency in production creates efficiency in production. The Edgerton plant associates will begin by building a large number of the remaining FEMA units, which should result in a very efficient startup. The plant will then transition to producing Prowler, Wilderness and Terry products and we will move production responsibility for those products out of the nearby plants.

We are beginning to see positive results from our restructuring initiatives. Some have not been fully reflected in our financial results because there are accompanying costs related to the changes. Others are still not apparent. For example, direct warranty improvements will be reflected only over a period of time as sustainable improvements are included in our reserve calculations. On the other hand, much of our indirect warranty service savings due to reorganization in the Housing Group are already being realized. Our progress has been aided by the volume of FEMA units, which provided a unique bridge to support the implementation of our plan. In fact, margins were so much improved during this period of time that we feel we must caution you that while we expect travel trailer growth in operating margins will be better on the other side of this bridge than they were pre-FEMA, this quarter’s levels are not sustainable in the near term.

We are however pleased with our current travel trailer backlog. Some orders are due to pent-up demand and we believe that some of the backlog reflects better acceptance of our revamped products and excitement about some of our new offerings such as our Nitrous Hyperlite Toy Haulers and the added fifth wheel models introduced in late November at the industry trade show in Louisville, Kentucky. In travel trailers, we currently have 7,172 units in backlog, including about 1,830 FEMA units compared to 2,828 last year. That is an increase of 89% ex-FEMA. For motor homes, we now have 1,176 units in our backlog compared to last year’s level of 1,345, a decline of 13%, but a 20% improvement since the beginning of this quarter. As we mentioned in our release, we are optimistic that motor home demand will improve as concerns about the costs of fuel ease. In folding trailers, we have 226 units in backlog, which compares to 421 last year, a drop of 46%. The difference here is that timing difference in a major incentive program. Shipments and retails are currently running slightly ahead of last year.

On the Housing side, our backlogs are currently 1,213 units, down 63% compared with 2,537 units at this time last year. There are several factors involved in the decline in the Housing backlog. We continue to see a striking geographic difference between a weak market and a relatively healthy one. But for Fleetwood, the current backlog situation is magnified by other factors too. First, the Gulf Coast is historically a strong region for manufactured housing, but it has been slow for several years. Now, because of the enormous need for replacement housing in the region, we expect to see that trend change. However, recent business has been slower there due to delays in cleanup, floodplain mapping and insurance reimbursements.

Second, we sold our network of Company-owned stores and 57 of them, nearly half of those sold, were subsequently closed and some others were downsized. We have only partially replaced those lost outlets with independent dealers.

Third, we enjoyed good relationships with a few large community operators that were actively replacing homes at this time last year. Although we continue to be optimistic about this channel of business, it has been significantly curtailed due primarily to one major customer’s recent management reorganization and change in business plan.

Finally, we have been capacity constrained in the relatively dynamic Southwest market. We have addressed that need for capacity. We completed the first home at our new plant in Southern California the first week of February. We look to expand our market share and revenues in this region through the production at this modern facility.

At this point, I am going to turn the presentation over to Boyd to discuss the Company’s financial situation in more detail.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Thank you, Elden and, by the way, happy anniversary on your return to Fleetwood.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Our third quarter was obviously heavily influenced by the volume of FEMA units that were produced. In the history of the Company, we’ve had some really good years where we still lost money in the seasonally slow third quarter, so we’re very pleased to have reached profitability at the bottom line in this quarter.

Third-quarter revenues were up 15% compared to last year, with an increase in RV sales of 7% and a 14% increase in Housing. Prior year Housing revenues included $29.9 million of sales to Company-owned stores, which are eliminated at the corporate level. This amplifies the year-over-year improvement in consolidated sales. Within the RV group, motor homes declined by 22%, travel trailers jumped 78% and folding trailers were down 5%. This year’s travel trailer revenues included $72 million from the sale of FEMA trailers compared with $9 million of similar sales last year. In Housing, we completed our FEMA contract during the quarter, resulting in an additional $57 million in revenue. We had no sales of FEMA houses during the prior year’s third quarter.

In both Housing and RVs, we were able to meet dealer orders during the quarter. As you heard in Elden’s remarks about our backlog levels however, there has been some apparent buildup in demand in travel trailers. Our dealers do appear to have taken the opportunity to order later than they normally would because they felt assured that our elevated production levels would allow us to fill orders quickly. As a result, travel trailer inventories at the dealer level are at the second lowest quarter-end level since July 2003, just slightly above that of three months ago. We view this as particularly good news since our travel trailer dealer inventories usually are at or near their annual peak at our third-quarter end.

Our operating income was $12 million in the third quarter this year compared to a loss of $39 million in the third quarter last year. The primary reasons for this improvement are as follows: approximately $129 million in sales to disaster relief agencies to support the Gulf Coast rebuilding effort, compared to only $9 million of sales related to the Florida hurricanes in the prior year; the 15% increase in consolidated sales and the improvements in gross margin from 15.3% in the third quarter of the prior year to 19.1% for this year contributed $33.4 million to the total operating income improvement; The Housing Group and the travel trailer division were the beneficiaries of disaster relief orders as their results reflect. Housing sales rose to $209 million and gross margin increased from 21.2% in the prior year to 25.5%, resulting in operating income of $13 million this year compared to a loss from operations of $4 million in the prior year. The favorable operating results were largely due to the sale of almost 2100 single-section FEMA units in the third quarter of this year. The decrease in sales, excluding FEMA units, was in part due to the shift of some production to the fourth quarter, as well as the sale of fewer units to park operators this year and the disposition of our retail subsidiary in the second quarter, and the subsequent closure of some of those stores.

Travel trailer revenues surged 78% to $169 million and gross margin jumped from 3.3% in the prior year to 17.6% in the current year, resulting in operating income of $11 million. This significant improvement was primarily driven by lower material costs and greater labor efficiencies on the more than 5500 FEMA units sold in the quarter. In addition, last year’s third-quarter results were negatively impacted by sales discounts and incremental manufacturing costs, both related to overproduction.

Other factors influencing the results for the quarter included these factors: Motor home sales fell 22% to $181 million due to softness in the market, which we believe has been caused mostly by consumer and dealer concerns related to volatile fuel prices and rising interest rates. As a result of the lower volume and gross margin dropping from 14.3% to 13.6%, the division incurred a loss from operations of $4 million in the current year compared to operating income of $900,000 in the prior year.

Folding trailers’ loss from operations of $3 million was an improvement of $15 million from the prior year due to the prior year period impact of the $14.6 million judgment in the Coleman litigation.

Selling and warranty expenses decreased 12.2%, primarily due to the higher sales dollars contributed by the FEMA units without a corresponding increase in expense. G&A expenses were 1.7% higher this quarter as a result of higher incentive comp related to higher profits.

The net loss from discontinued operations was $3.3 million and was primarily due to termination benefits, legal costs and ongoing administrative and service costs. The end of the fiscal period for these businesses has now been aligned with the rest of the Company, which means that our third-quarter results included four months of expenses. We expect the net loss will be significantly lower in the fourth quarter and be down to a trickle by the next fiscal year.

The fiscal year operating comparisons were largely affected by the same factors although at different levels of magnitude.

Some noteworthy changes to the balance sheet were the result of the following factors. We generated $66 million of net proceeds from the sale of common stock in a private placement in November. Most of these proceeds were used to pay $61.3 million to holders of record of our 6% convertible trust preferred securities subsequent to the end of the third quarter. The payment included the deferred distributions, as well as the current distribution which was due.

Trade receivables were $46 million higher than at the end of the second quarter, primarily due to $75 million of receivables related to FEMA business, which have a protracted collection period compared to our more traditional business. Since the end of the quarter, a large majority of the FEMA-related receivables outstanding at quarter end have been collected.

Inventories were up by $14 million, mostly due to higher motor home finished goods built in anticipation of the spring retail season. With our available cash, we also reduced short-term borrowings by $15 million. Overall, I want to note that we are very comfortable with our liquidity and pleased with our reduced debt levels. Now, Elden has some closing remarks.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thanks, Boyd. I did not expect that our first profitable quarter this year would occur in the seasonally challenging third quarter. This has been an extraordinary year and while a profitable third quarter was not anticipated early in the year, we are always pleased when the surprises are pleasant. We would like to follow up with an even better fourth quarter, but the current environment makes that look unlikely. We are less than halfway into the quarter and there are always a lot of moving parts. Based on the existing trends however, we believe that motor home sales in the fourth quarter will be too soft to provide significant strength in operating results.

Our Housing Group is experiencing a slow start to the fourth quarter. Travel trailers will not have the volume of FEMA units that provided the division with the record third-quarter operating income, although as I mentioned, we are very encouraged by travel trailers’ strong backlog. The quarter will have the benefit of a reduced loss from discontinued operations. All in all, we do not expect that the fourth quarter will show significant change in results versus the third quarter. Still I have said from the beginning that our early goal is consistent profitability and I will continue to feel we are moving in the right direction if we have two consecutive quarters of net income for the second half of my first fiscal year as President.

This year has been a challenge and I have enjoyed doing my part as a participant on the team that has brought Fleetwood to this point. We are a market leader in both our businesses and we’re now beginning to capitalize on our strengths. My primary objective is for Fleetwood to be the most respected manufacturer in our industries, producing recreational vehicles and manufactured housing that exceeds our customers’ expectations while generating industry-leading returns for our investors. I am proud of the progress we have made toward that objective in one short year. That concludes our general remarks about operating results. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Diffendal, BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

Good afternoon. Elden, just to follow up on how you ended on the fourth-quarter guidance. You said I guess in the release that it would be something similar to the third quarter and I guess what I am picking up from you is that – are you talking about bottom line after discontinued operations? So that would seem to imply with a smaller discontinued operation number that the continuing operation number would be below third quarter. Is that what you are saying?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That is pretty close.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

And John, let me just elaborate a little bit. We are talking about small enough numbers that I wouldn’t necessarily preclude the possibility that it would be at the operating income line but it is a pretty narrow gap.

John Diffendal - BB&T Capital Markets - Analyst

Okay. I hear you. And turning to the MH backlog, you gave us some different numbers that – I guess these are more up-to-date numbers relative to the end of the quarter. Is that correct?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s correct. These numbers are as of last weekend.

John Diffendal - BB&T Capital Markets - Analyst

Okay. But trying to — I’m trying to sort out some of this a little bit. As you mentioned, the communities business with especially one particular customer is down. I want to try to separate out some of these elements. Can you maybe — is there some way we can put some numbers to the elements that might be the communities business, as well as the backlogs that might have been there for FRC versus a year ago? I mean last year’s number in other words.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

John, this is Charley Lott. I think I can shed a little bit of light on that. In terms of the communities, if you look at the business in Q3 of this year versus Q3 of last year, our two largest community customers, we had about $21.5 million in Q3 ‘05 from them that we did not have in Q3 ‘06. And then in terms of the FRC/CMH transition, there was also some dollars there that were somewhere around $16.5 million shortfall Q3 ‘06 versus Q3 ‘05. And as both Boyd and Elden said earlier, a lot of that had to do with the fact that over 50 locations that they purchased from us they closed after making that purchase. So that is primarily where the biggest shortfall has come from.

John Diffendal - BB&T Capital Markets - Analyst

So I want to be clear on this. Last year — so at the end of Q3, you had $61 million in backlog that dropped to 35. Part of that drop — $16.5 million of it — was related to the differences in the Company-owned dealers and another $21.5 relates to the absence of community orders? Is that what I am hearing?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I think you have interpreted that correctly.

John Diffendal - BB&T Capital Markets - Analyst

That would seem to imply that the rest of it is somewhat flat.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

It is somewhat flat and actually it may be even off a little bit. To be honest about it, John, our fourth quarter is actually tracking a little closer to Q4 of the year ‘04 than it was Q4 of ‘05.

John Diffendal - BB&T Capital Markets - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

John, just to clarify it. I think the ARC number or community numbers were in backlog. The FRC/Clayton comparisons were actually sales in the third quarter, and was that true of the ARC numbers as well?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Yes it was.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Yes, it was really sales in the third quarter, Charley, as opposed to backlog but a somewhat similar situation — and the numbers would differ somewhat — but a somewhat similar situation with regard to FRC, vis-à-vis Clayton, in our current backlog; not quite so much with regard to ARC but some. I think our revenues from ARC in Q4 a year ago were $6 million, $6.5 million.

John Diffendal - BB&T Capital Markets - Analyst

In Q4?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Yeah. Down considerably from Q3, but still meaningful and they’re pretty insignificant as of this moment.

John Diffendal - BB&T Capital Markets - Analyst

And is Clayton, the dealers they have left — retained, are they still — how is their buying patterns out of your plants?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

It’s very similar to what they were.

John Diffendal - BB&T Capital Markets - Analyst

Okay. And just one last thing. You mentioned in the Q that there were some facilities that were written down. I think you had written down something in the second quarter I believe, maybe a $1 million impairment. How much of that – give us some sense of how much that was. You may have also sold something in terms of facilities in the quarter.

Andy Griffiths - Fleetwood Enterprises, Inc. - VP & Controller

John, this is Andy. I think the impairment number for the quarter was about $1 million.

John Diffendal - BB&T Capital Markets - Analyst

Which is similar to Q2?

Andy Griffiths - Fleetwood Enterprises, Inc. - VP & Controller

That is correct. It was in fact offset by a gain that was generated on the sale of I think one particular property of about half of that.

John Diffendal - BB&T Capital Markets - Analyst

Okay. So about half of it is really — $0.5 million of net impairment if you want to look at it that way.

Andy Griffiths - Fleetwood Enterprises, Inc. - VP & Controller

Yes.

Operator

Barbara Allen, Avondale Partners.

Barbara Allen - Avondale Partners - Analyst

I do want to congratulate you on all of the improvements you have made, particularly in the balance sheet. Things were awfully precarious a year ago and I remember that as I’m sure Boyd does very well.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Vividly.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

All of us do.

Barbara Allen - Avondale Partners - Analyst

Much better now. I was however completely confused by what you were saying, Boyd, about travel trailers buildup in backlog. Can we run through that? The travel trailers’ backlogs look very good, both the end of the quarter and the current level and thank you, Elden, for providing that and thank you Kathy for providing the year-ago tables on each of these divisions. That’s very helpful. But, Boyd, can you run through that again? I wasn’t quite sure what you meant about dealer inventories are low but your backlogs are good? Can you help me?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Yes. Our dealer inventories, which are normally high at this point in the year, are low and we view that as the dealers taking us at our word. When we took on some FEMA business, we basically had extensive communication with our dealer network, assured them we would not bite off more than we could chew and would not put ourselves in a position really in either of our businesses to strain our capability to supply our dealer network. And what we — because of the seasonality in travel trailers, in a normal year, both ourselves and our dealers would have tended to build inventory in Q3 in order to meet spring demand and that would have kept our production rates higher and avoided at least some of the seasonal layoffs. What happened this year as a result of our ability to keep our production rates and our work forces together working on FEMA product, both ourselves and our dealers were able to reduce our inventory levels at the end of Q3. So we go into Q4 with low inventories as a company, low inventories at the dealer level and good backlogs at relatively high production rates.

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

Barbara, if I could add to that. Typically in the January quarter, we would go out in travel trailers and have some pretty aggressive sales programs to generate orders during that time period and that would cause the dealers to place those orders and keep our build rates up. We didn’t have to do that this year, which is allowing the dealers to take the product where it really fits more their demand.

Barbara Allen - Avondale Partners - Analyst

Well I was going to ask that, Chris. It looks to me like, particularly with the number of dealers stabilizing, it sounds like you have really begun to make some progress on rebuilding their confidence in you.

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

We have taken a step in the right direction.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That is definitely true. We are seeing the benefit of increased retail sales this year compared to last year on lower dealer inventory numbers, which means our dealers are getting much better turn on our inventory this year than they were previously, which we expect they are going to look on as a real positive.

Barbara Allen - Avondale Partners - Analyst

Well that is encouraging. I know it’s been a long haul, Chris, for you working on those travel trailers and it is nice that it looks like we’re seeing some light at the end of the tunnel there. On motor homes, I was a little surprised that we had a loss in the quarter. Could you talk a little bit about breakeven levels and what you’re seeing in that market?

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

In motor homes, you are right. Our volume just wasn’t enough this quarter to break even and similar to the industry, our motor home volume is down about 18% to 20% and that is consistent with the industry. We have seen that decline. And I’m glad you mentioned breakeven because that is something that we’re talking about a lot right now and what we have to do to position ourselves cost wise in the future so that we can get our breakeven levels down. We have taken a lot of steps to reduce costs and we have got other initiatives planned for fiscal year ‘07 to reduce our breakeven levels even more.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Let me add, Barbara, that I think breakeven at the kind of levels that we experienced in Q3 is certainly not out of the question. It’s a bit more difficult this quarter in the kind of pricing environment that exists. We have not engaged in extensive discounts — that tended to suppress our volume a little bit but it was also a period when there was some discounting going on in the industry. In addition to that, it has been a time when we have had at least some material costs push up, which we really have not been able to pass on as well in the motor home area than we have for example in the manufactured housing area.

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

And if I could add to that as well, we are trying to get to a position where we’re building more from a position of sold units in motor homes as opposed to building on speculation.

Barbara Allen - Avondale Partners - Analyst

Okay. And something I still can’t get my arms around. I appreciate your comments on it Elden. I guess I just don’t understand why the motor home buyer who is ostensibly a wealthier person than a typical travel trailer buyer, am I correct in that?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I think that’s correct, yes.

Barbara Allen - Avondale Partners - Analyst

Why the level of gasoline prices would matter more to a motor home buyer than it would to a travel trailer buyer? I can’t comprehend that.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Well it is somewhat of a mystery to us also but what we seem to see — and this isn’t the first time — I think we can look back at history and virtually every time we saw any significant increase in the cost of fuel, and by significant we will talk $0.25 to $0.35 a gallon, and a lot of accompanying press, we have seen a softness in the motorized portion of the market. I think what it probably does more than anything is it keeps the first-time buyer out of the motor home market. I don’t think it changes anything for the person that is committed to the lifestyle and understands the fact that they are not going to drive the unit all the time if they purchase the unit to go someplace and enjoy that more comfortably. But I think it has happened enough that it is reasonable to say it’s happened again this time. Prices have stabilized over the last few months and we have seen as I indicated improvement in our order backlogs in our sold ahead position. And so we are feeling more comfortable I would say that barring any additional changes in price of fuel upward and the accompanying press that we are headed out of this softness.

Barbara Allen - Avondale Partners - Analyst

Well from your lips to God’s ears. I hope you are right. And then lastly Charley, on trying to compensate for kind of at least a temporary loss of these customers or dealers and so forth, what kinds of things are you doing?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Barbara, the primary and the things that we’re putting the most effort into is developing our new products across the country at every plant. And we have really, really had great acceptance to our new products and as you are aware we have from about now through the end of April is our largest show season of the year, with Hershey, Pennsylvania; Tupelo, Mississippi; and Savannah, Georgia; coming up in the next few weeks. And we will basically be completing our Phase I of new product introductions at that time and we really think that some of our slowness right now is associated with that, that the retailers in fact are waiting on those shows to see the new products that we have been touting. You know other than that Barbara we are just trying to do things a little bit better in all categories. Some of our community business — we are in constant communication with them and we believe that we’re on the cusp of seeing some business return out of that channel. And the other areas we are just kind of doing some of the things that we know we need to do and at the same time watching our costs until we get into a little stronger selling season.

Barbara Allen - Avondale Partners - Analyst

Thank you very much. I will get back in the queue so other people can ask questions.

Operator

Ian Zaffino, Oppenheimer Funds.

Ian Zaffino - Oppenheimer Funds - Analyst

Hi guys. Good morning over there. A couple of questions here. As far as the guidance into the fourth quarter, I guess can’t you kind of reiterate what we’re talking about, the $0.08 of continuing ops probably going down to a level of about $0.03? Is that some of the magnitude we are talking about here?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We don’t usually talk about that.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Yeah. You’re talking with a lot more specificity then we are prepared to talk about.

Ian Zaffino - Oppenheimer Funds - Analyst

Okay, but when you were talking about the number you were talking about the bottom, bottom line after all the discontinued ops and everything else, correct?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We were talking the net line, yes.

Ian Zaffino - Oppenheimer Funds - Analyst

Then the next question would be among the same lines — is, how are you arriving at that number? How are you getting at that number given that less than a month ago you told us a number that you almost doubled when you reported your third quarter number? And now I guess it is much earlier on in the quarter than when you gave third quarter guidance or the second third quarter guidance.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Are you talking about the guidance that was given when we had our preliminary sales announcement?

Ian Zaffino - Oppenheimer Funds - Analyst

Right and there was a big delta there; are we going to see a big delta again on the fourth quarter or how we thinking about that and how you actually getting to that bottom line number?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We’re attempting to give you guidance that is as close as we feel comfortable in giving at this point in the quarter. I think it is important to point out that we are in somewhat uncharted ground for this company, for quite a number of years. And we enjoyed some leverage out of the third quarter that we hadn’t anticipated and I think that did result in numbers that were better than what we had anticipated at the time we had our preliminary sales announcement. I think it is possible that that could be the case in future quarters also, but we are attempting to be reasonable and conservative in the guidance that we give so that there are no substantial either up or down significant surprises.

Ian Zaffino - Oppenheimer Funds - Analyst

I guess because it is so early on you are probably erring on the side of conservatism. Then the next question would be on the backlog. It looks like you did or you have a backlog of travel trailers of about 5000 units ex-FEMA, which is still significantly up from last year. What is driving that?

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

This is Chris. It kind of gets back to the point we made with Barbara earlier. Typically in the January quarter — that is our slow time period — and we were benefited in the January quarter with the FEMA production. And because of that we didn’t have to go out with a sales program to generate orders during that time that dealers typically wouldn’t really need those orders until the fourth quarter time period. So we didn’t go out with that sales program and dealers had no reason to order early because of that. And now we have got those orders kind of in our backlog and as we are coming off the FEMA production we will be producing those orders that maybe typically would have been produced a little bit earlier in the third quarter, if that makes sense.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We also believe that our products are performing better. I think we pointed out when we went into Louisville, of the 24 travel trailer units we displayed there 12 of those units were new units to the dealers. Units that were aimed at specific competitors and that we felt would provide us greater opportunity for sales. And so I think some portion of this additional backlog is reflective of the competitiveness of some of those units.

Ian Zaffino - Oppenheimer Funds - Analyst

And I know this is a difficult question but if you can disaggregate those two factors with the pent-up demand and the pent-up product, what does that split look like?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It would be a wild guess.

Ian Zaffino - Oppenheimer Funds - Analyst

And then last question are we going to see anything as far as on the balance sheet, any type of refinancings or what are you thinking there?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I think the best thing for us to say is we’re constantly looking at any options or alternatives that we have to improve the balance sheet and we will continue to do that. You may want to expand on that.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

No, nothing really nothing that we are prepared to talk about, which means perhaps nothing.

Operator

Paul Nouri, Sidoti & Co.

Paul Nouri - Sidoti & Co. - Analyst

Considering the manufactured housing unit I was wondering if you were either thinking of closing any plants or expanding in any of the areas that you are currently in?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I mentioned in my remarks that we have just recently expanded into Southern California where the demand for quite some time has been beyond our capacity to supply. And that plant is up and running, produced its first unit the first week of this month and it will be a significant contributor. At this point we are not – do not have any plans for closing or adding additional facilities.

Paul Nouri - Sidoti & Co. - Analyst

Are there any particular reasons why the California market is so strong for the product?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Well it’s funny you ask that. The California market is one of the ones that is starting to cool down a little bit and I think the January housing shipments indicated that as well, that it was off about 5% and we are seeing the same thing. But I think Boyd having been a resident out here for a few years and me only a few months he might could answer that question better than I could as far as the specific question you ask.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Yes, my sense of one of the reasons that California and some of the other markets that have begun to lead the industry out of the depression that it has been in, is that it is one of the markets where the financing issues were not nearly as great. There was not the same level of foreclosure and repossessions. Lenders did not get hurt as badly, etc. So when the dust has cleared, it seems kind of natural to me that those markets that weren’t devastated as badly would be the ones to lead the industry out of – into a recovery. And that is pretty much —

Operator

Derek Wenger, Jefferies & Company.

Derek Wenger - Jefferies & Co. - Analyst

Just a few financial questions on the balance sheet and cash flow. Depreciation and amortization for the quarter and capital expenditures for the quarter and the capital expenditure outlook for fiscal year ‘06.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

With regard to outlook, I think depreciation and amortization is unlikely to be in ‘06 any higher than $20 million and I would suspect a range between $15 million and $20 million. These are kind of preliminary numbers in that we are just in the process of finalizing our planning for the new year, but that would be at this point my guess. I believe D&A for the quarter was probably — I said depreciation; I meant capital expenditures — D&A for the quarter I believe, Andy, is in the neighborhood of 6 million.

Andy Griffiths - Fleetwood Enterprises, Inc. - VP & Controller

Right around 6 million.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

And that is not likely to change very much over the course of the next year.

Derek Wenger - Jefferies & Co. - Analyst

So D&A for the quarter was around $6 million. What was capital expenditures for the quarter and are you saying the outlook for CapEx for fiscal year ‘06 was 15 to 20?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That is on a preliminary basis. I think that is the ballpark that I would expect it to be in.

Andy Griffiths - Fleetwood Enterprises, Inc. - VP & Controller

Capital expenditures for the quarter was right around $4.4 million.

Derek Wenger - Jefferies & Co. - Analyst

4.4 and the outlook with just a quarter left is between 15 to 20? Are you talking about fiscal year ‘07?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I am talking about ‘07.

Derek Wenger - Jefferies & Co. - Analyst

Okay. And 6 million D&A for the quarter. Great. Thank you.

Operator

Pamela Brown, Gabelli.

Pamela Brown - Gabelli - Analyst

Sorry to bring up the subject again but I’m still confused about your fourth-quarter assumptions. I guess I have two questions regarding that. The first one is did you say that the fourth-quarter discontinuing operations would be similar to the third quarter or was there something else that I should be thinking about for that number?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Our expectation for fourth-quarter discontinued operations is that there would be a significant drop in the amount of the loss and uncharacteristically I think I will even give you an approximate number. I would expect that it would be not much more than $1 million.

Pamela Brown - Gabelli - Analyst

That’s helpful. Thank you. And then the second question is when you were talking to John Diffendal, you referenced that the quarter would look more like the fourth quarter of 2004 as opposed to 2005. Could you just be a little bit more clear about what that meant?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That was really — that was Charley’s comment and he was really talking not necessarily about financial performance, but he was talking about the strength of the manufactured housing market looking more like 2004 than in 2005. It was sort of a different — it was kind of strength of the manufactured housing market and backlogs at this point.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Our guidance for the fourth quarter has been that the fourth quarter will look like the third quarter, similar to the third quarter.

Pamela Brown - Gabelli - Analyst

Right. Okay. That’s very helpful. Thanks. Sorry.

Operator

Chris Cook, Zazove.

Chris Cook - Zazove - Analyst

Just a quick question on working capital. Your expectations for the amount of cash you can get out of working capital in the fourth quarter.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I don’t think we are prepared to talk about that. We would expect that because of the high level of FEMA receivables at the end of the third quarter, as well as some RV inventory, motor home inventory specifically, that we would expect to probably decrease by the end of the quarter.

We would expect that there certainly would be some significantly positive income from operations but I don’t think that we are prepared to put a number on that.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I might say that we also have programs going to focus specifically on the amount of motor home chassis inventory that we carry, as well as raw material inventory. So we hope to show improvement in those areas.

Operator

Barbara Allen, Avondale Partners.

Barbara Allen - Avondale Partners - Analyst

Are you guys seeing any shortages of raw materials anywhere in either of your businesses?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

No, not at this point, Barbara. We have continued to see some increases in raw material costs, more so in the manufactured housing side than RVs but it is in both. As we have commented previously, we have implemented raw material surcharges in manufactured housing in advance of anticipated increases, so we feel we are still ahead of the curve there.

Barbara Allen - Avondale Partners - Analyst

Are other people following that you can tell?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Yes, they are.

Barbara Allen - Avondale Partners - Analyst

Good for them. In terms of the motor home industry in general, Elden, what are you seeing in terms of competitiveness? Is it increasing, decreasing and in terms of incentive, what are the other guys doing in terms of production that you can tell?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

To a great degree, you’re going to have to ask them. I would say that I believe that the market is not as soft now as it was two or three months ago and that is an improvement, but I believe it is still tracking somewhat behind last year. We are seeing some discounting on the part of our competition. We have not been participating in that and we think that is a plus from our end. So as I indicated to your previous question, there is a good chance that we are on the tail end of this softness, but I am not betting on it yet.

Barbara Allen - Avondale Partners - Analyst

By my calculation, shipments have been down 14 of the last 15 months. I think we only have data through December or January. But it has been pretty lengthy.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Yes, longer than I would have expected.

Operator

John Diffendal, BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

Just a couple of things. Charley — just to kind of clarify what you said about Q4 looking more like ‘04 versus ‘05. I just went to the videotape real quick just to check the shipment levels for those three months versus ‘05. ‘05 was up 1% versus ‘04 in those three month period through April. Are you remembering it being stronger than that or weaker? I assume weaker than that.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I am remembering in terms of our business, the backlogs and so forth, our business being weaker than it was last year, which was ‘05.

John Diffendal - BB&T Capital Markets - Analyst

Got you. I hear you.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Unlike the rest of us, Charley is very precise.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I am remembering that as a retiree and not an employee.

John Diffendal - BB&T Capital Markets - Analyst

And I want to think, if it’s okay and we can talk broadly here, looking beyond — there has been so much that has been going on that has been different here this last couple of quarters with the FEMA situation and certainly some of that continues to drag into the fourth quarter on the travel trailer side. But when we get — looking toward the second half of the year, Elden, I was just hoping you might give us a little bit of help in terms of how you see that shaping up. Typically that is your stronger seasonal period in virtually all of the businesses. When you look at the different segments and like you said we’ve got some very profitable business both in MH and travel trailers with the Katrina situation. When we get to the second half of the year, are you thinking that we will see some — are we talking about a more typical seasonal period or is the seasonality that sort of enhanced the third-quarter results certainly and even the second-quarter results something that is going to make it look flatter than that?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Are you talking calendar year now for –?

John Diffendal - BB&T Capital Markets - Analyst

I’m talking your fiscal year. I’m talking about when you get into the first half of the next fiscal year, I’m sorry. After your fourth quarter when you’re looking at the seasonally stronger period in the first half of the next fiscal year.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

At this point, I would characterize our view of it as being more normal trends if you are looking at strong quarters. Historically, we would expect them to be strong quarters now. However, we are prepared to go either way. If we need to tighten down because of external events, we certainly can do that. If the market gives us an opportunity for even greater growth, we are well-positioned to take advantage of that too, but I would say from an internal planning standpoint, we’re thinking of it in terms of more normal trends.

John Diffendal - BB&T Capital Markets - Analyst

And with the FEMA period behind you, in some ways it was helpful but it was also I would guess a little disruptive of what you did when you started out. When you get into that period, you will shave the overhead that relates — I assume it’s mainly labor, but do you shave that labor off when the FEMA business is done? I’m just trying to see how you are kind of thinking about emerging from FEMA-related business.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It certainly was tremendously helpful this year. As we go into next winter, keep in mind that for the last two or three years, there has been some portion of our business, some portion of the industry’s business that has been FEMA-related virtually every year certainly not to the degree that it was this year. We will be in a better position from an overhead standpoint. We will be in a better position from a labor efficiency and material cost standpoint going into next winter. Do I think we could make up the whole amount of what we enjoyed in FEMA business under normal circumstances? Probably not. But from our standpoint, because we are continuing to improve our operations from the financial standpoint, we could well show improvement.

John Diffendal - BB&T Capital Markets - Analyst

And of course what you are talking about is the second half of the next fiscal year when we go FEMA to FEMA.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s right.

John Diffendal - BB&T Capital Markets - Analyst

But in the first half, it really should be more of a normal type situation and I guess I’m just trying to judge — some of the overhead reduction. Start to see some of the benefit from that in a more normalized seasonally stronger sort of period.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We will definitely see that. We had a tremendous number of costs and disruptions and that during the first two quarters of this fiscal year and we will be settled into an organization and I think have at least some normalcy to that.

John Diffendal - BB&T Capital Markets - Analyst

And as you all pointed out in your travel trailer business, it was nicely profitable in bridging you toward a point where you can earn money there, but you ran at a 120% of utilization to get there, I guess, just looking at the numbers you have given us.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We did and as you can see, as I mentioned in my remarks, we have added the operation in Edgerton, which is a satellite production facility. It is not a full plant, not carrying the full overhead of a normal single operation. If the market presents us with opportunities and the need to do that, we have other idle facilities that we could easily bring onboard the same way.

John Diffendal - BB&T Capital Markets - Analyst

But even – like you say, once your product is where you want it to be on the travel trailer side — and it sounds like you’re getting there fast and certainly the ‘07 model year is coming up pretty fast — earning what you earned even in a FEMA period, I mean is that the type of return you would expect to be able to get once the product has gotten to the point where you want it to be?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

What we have said in the past is we believe that we can match returns of our other public competitors and I would kind of stick with that. We’re not going to do that in this next year, I wouldn’t expect, but that is an objective and I think it is a reasonable one.

John Diffendal - BB&T Capital Markets - Analyst

And lastly just on the motor home inventory side, you’ve, in the past, said it has been an X number of days I believe. How do you sort of feel like your dealers are sitting with an inventory situation?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

In dealer inventories? Generally what we’ve talked about is what our inventory is in terms of weeks of production. I believe we are sitting right now at about two weeks, Chris.

Chris Braun - Fleetwood Enterprises, Inc. - EVP RV Group

A little bit more than that.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Slightly over two weeks in production in inventory, which is a very comfortable position to be.

Operator

Joe Gagan, Atlantic Equity.

Joe Gagan - Atlantic Equity - Analyst

I have a question around the manufactured home business. I guess in your guidance you said it was going to be a little bit weak for the next quarter. Do you think that is an industry-wide situation or are you losing market share? Or is it just a general demand situation or do you think you’re losing market share? I have another couple of questions after that.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

If we are losing market share, it is not very significant. I think it is a combination of two or three things. I think the demand is off a little bit right now. I think, as I said earlier, I believe we have a significant number of our retailers awaiting our spring shows that will be taking place in the next four to six weeks and then to be honest about it, I think there is a little bit of it self-inflicted too. We are – as we have talked about in a couple of our previous calls, the Housing Group has done some pretty extensive reorganization in various departments. And our sales organization was the last one to be converted from somewhat of a centralized organization to a plant-based. And that has mostly taken place in the last two to three months and in fact, in some areas, it is not quite complete yet and won’t be until the end of next month. Part of that reorganization in sales is a lot of our sales people changed territories. As a result of changing territories, the relationships have to be rebuilt and so it is a little self-inflicted there. We just probably are not performing quite as well as we’re capable of performing and as we have in the past simply because of the reorganization. I think all of those factors lumped together have maybe caused us to maybe be seeing a little more – a little more of the slowdown than maybe what some of the rest of the industry is seeing currently.

Joe Gagan - Atlantic Equity - Analyst

But there is a little bit of a demand because you said at one point, I don’t know which one of you said it, but you had compared the manufactured home environment right now to what it was in ‘04 and not ‘05. Correct?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

That’s correct. I guess one other factor that I alluded to a while ago and that is we have a couple of markets that have been strong for us in the last year or so, maybe even last couple of years that have actually started to back up a little bit. Nothing to get alarmed about yet, but Florida is an example and in Southern California, it is slowing down just a little bit. So all of those factors combined have caused things for us to slow down just a tad here.

Joe Gagan - Atlantic Equity - Analyst

But other people who sell in those areas are experiencing the same thing, right?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

As far as I know, it’s the same thing. Yes, sir.

Joe Gagan - Atlantic Equity - Analyst

At what point did this start happening — in January or February or at what point did this start? This slowdown.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

It probably started maybe as early as November or December, but it has been so gradual, it has been fairly hard to detect.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It was more a matter of shrinking backlogs at first and the backlogs were healthy enough that it wasn’t reflected anywhere else.

Joe Gagan - Atlantic Equity - Analyst

So was this – I guess it started a little bit in November and December and this little demand – is it accelerating the demand shortfall?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I don’t see it accelerating. No, sir.

Joe Gagan - Atlantic Equity - Analyst

It’s kind of flatlining. Okay. One more question. Generally speaking, I think it is a — I know it is all over the ballpark, but it is like four weeks to three months as far as the difference between when the orders place and when it is shipped and you can recognize the revenue. Do you pretty much know a month out what your quarter is going to be, a month before it is over? Would you say that is accurate?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Are you speaking housing or the whole —?

Joe Gagan - Atlantic Equity - Analyst

Housing. The manufactured housing.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Probably right now we are not quite that far out. No.

Joe Gagan - Atlantic Equity - Analyst

What do you mean?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

We are more like three weeks right now.

Joe Gagan - Atlantic Equity - Analyst

So in other words, you would know three weeks in advance for the manufactured housing pretty much how things are looking?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

In some regards, yes.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That’s kind of an average because backlogs range from very short to many weeks, which is one of the problems.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

And there are other factors. As Charley mentioned, he is going into a series of shows over the next six, eight weeks and those backlogs as a result of those shows could jump from three weeks to six weeks very quickly. So, depending on how well the product is received and how the market is going.

Joe Gagan - Atlantic Equity - Analyst

Okay. Great. Thank you very much.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

One other comment I’ll make. Charley kind of delivered the bad news with regard to the organizational changes and the short-term impact that has. I think in the long term, we view that as an investment with a very handsome pay-off in terms of getting the sales function back at the plant at the local level.

Operator

Joni Jensen, McMahan Securities.

Joni Jensen - McMahan Securities - Analyst

Could you go over your different debt issuances and credit facilities? I was looking at your Q and you have the 201 in the subconverts and the hundred of the converts and then what is your other debt and how much is outstanding under your revolver?

Lyle Larkin - Fleetwood Enterprises, Inc. – VP & Treasurer

Sure. Under the revolver with the Bank of America syndicate, we as of the end of the quarter had about 93,000; virtually nothing outstanding. We had about $20 million, about $20.4 million in a term note that is associated with that same borrowing base.

Joanie Jensen - McMahan Securities - Analyst

How much was that? 20 what?

Lyle Larkin - Fleetwood Enterprises, Inc. – VP & Treasurer

About $20.4 million.

Joanie Jensen - McMahan Securities - Analyst

So when I am looking — you list short-term borrowings at $5 million?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Part of that is the current portion of that term loan.

Joanie Jensen - McMahan Securities - Analyst

So if you’re looking at the long-term debt of $125 million, $100 million is the convert bonds and then 20 — then it is the capital leases and the term loan? Is that fair?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That is fair.

Operator

Pamela Brown, Gabelli.

Pamela Brown - Gabelli - Analyst

Thanks. It’s been answered.

Operator

(OPERATOR INSTRUCTIONS). At this time, I see no questions.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Okay. Very good. Thank you for joining us today. We look forward to speaking to you again next quarter. Thank you very much.

Operator

Thank you, ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may all disconnect.

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